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                                                                     EXHIBIT 5



                 [CENTEX CONSTRUCTION PRODUCTS, INC. LETTERHEAD]



                                January 22, 2001


Securities and Exchange Commission
450 5th Street, N.W., Judiciary Plaza
Washington, DC 20549

         RE: Registration of 1,000,000 Shares of Common Stock of Centex Construction Products, Inc. under the Centex Construction Products, Inc. 2000 Stock Option Plan

Ladies and Gentlemen:

         As Executive Vice President, General Counsel and Assistant Secretary of Centex Construction Products, Inc. (the "Company"), I am familiar with the Centex Construction Products, Inc. 2000 Stock Option Plan (the "Plan") and the proposed offer and sale of 1,000,000 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company pursuant to the Plan.

         I have also made such further investigations as I have deemed necessary to express the opinions herein stated.

         I am of the opinion that the Shares which are hereafter issued upon exercise of options duly granted under and in accordance with the terms of the Plan will, upon the payment of the consideration therefor required by the terms of the Plan, be duly and validly issued, fully paid and non-assessable.

         I consent to the use of this opinion as an Exhibit to the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the Shares issuable thereunder, and to any references to me in such Registration Statement.

                                     Very truly yours,

                                     /s/ JAMES H. GRAASS

                                     James H. Graass
                                     Executive Vice President,
                                     General Counsel and Assistant Secretary